SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                           FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and
15(d) of the Securities Exchange Act of 1934.

Commission File Number:    000-  Commission File Number:    000-
23701                            23701-01
     Southwest Royalties, Inc.        Southwest Royalties
 (Exact name of registrant as    Holdings, Inc.
   specified in its charter)      (Exact name of registrant as
                                    specified in its charter)
     407 N. Big Spring,               407 N. Big Spring,
Midland, Texas 79701             Midland, Texas 79701
        (915) 686-9927                   (915) 686-9927
(Address, including zip code,    (Address, including zip code,
and telephone number,            and telephone number,
including area code, of          including area code, of
registrant's principal           registrant's principal
executive offices)               executive offices)

                 10.5% Senior Notes due 2004
  (Title of each class of securities covered by this form)

                            None
 (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the
appropriate rule provision(s) relied upon to terminate or
suspend the duty to file reports:
     Rule 12g-           [ x ]     Rule 12h-         [ x ]
     4(a)(1)(I)                    3(b)(1)(I)
     Rule 12g-           [    ]    Rule 12h-           [
     4(a)(1)(ii)                   3(b)(1)(ii)         ]
     Rule 12g-           [    ]    Rule 12h-           [
     4(a)(2)(I)                    3(b)(2)(I)          ]
     Rule 12g-           [    ]    Rule 12h-           [
     4(a)(2)(ii)                   3(b)(2)(ii)         ]
                                   Rule 15d-6          [
                                                       ]

Approximate number of holders of record as of the
certification or notice date:      9

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Pursuant to the requirements of the Securities Exchange  Act
of   1934,   Southwest  Royalties,  Inc.  has  caused   this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              SOUTHWEST ROYALTIES, INC.


Date:     May 8, 2000                   By:  /s/ H.H.
Wommack, III
                                                            Name:     H.H.
                                   Wommack, III
                              Title:    Chairman, President
                                   and Chief Executive
                                   Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, Southwest Royalties Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                         SOUTHWEST ROYALTIES HOLDINGS, INC.


Date:     May 8, 2000                   By:  /s/ H.H.
Wommack, III
                                                            Name:     H.H.
                                   Wommack, III
                              Title:    Chairman, President
                                   and Chief Executive
                                   Officer